CITIZENS BANK

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FOR IMMEDIATE RELEASE
September 22, 2003                  Contact: Pamela A. Crawley                  Pam Cyr
                                             Senior Vice President              Chief Financial Officer
                                             Citizens Bank                      RMB
                                             (267) 671-1035                     (215) 483-2800
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                    Citizens Bank of Pennsylvania to acquire
                         Thistle Group Holdings, Co. and
                            Roxborough Manayunk Bank

         Transaction continues Citizens' momentum in Philadelphia market


PHILADELPHIA, PA. - Citizens Bank of Pennsylvania ("Citizens"), Philadelphia's second largest bank, and Thistle Group Holdings, Co. ("Thistle"), parent company of Roxborough Manayunk Bank ("RMB") (NASDAQ: THTL), today announced a definitive agreement under which Citizens will acquire Thistle in a cash merger transaction for approximately $136 million, or $26.00 per share.

RMB is a $914 million banking company headquartered in Philadelphia. RMB operates 15 branches in Philadelphia, Chester, Delaware, Montgomery and New Castle Counties. This transaction will further strengthen Citizens Bank's position as the Philadelphia region's second largest bank.

"The acquisition of RMB strengthens Citizens' position as Philadelphia's second largest bank and continues our momentum and growth," said Stephen D. Steinour, Citizens Bank of Pennsylvania chairman and CEO. "The Philadelphia region is a large and important market for us, and the RMB acquisition allows us to expand convenience and service for our customers."

"Since Citizens Bank came to Pennsylvania in December 2001, we have increased deposits from $13.8 billion to more than $19.7 billion," Steinour said. "With just $1.5 billion of this increase the result of the Commonwealth Bancorp acquisition, our organic growth has been tremendous."

John F. McGill, Jr., chairman and CEO of Thistle Group Holdings, Co., parent company of Roxborough Manayunk Bank said: "We have been very impressed with Citizens Bank's profile in the Philadelphia marketplace. Its initiatives and growth reflect a genuine commitment to the community and customers, and that is why we chose Citizens Bank when we were considering RMB's strategic options. Citizens may be the second largest bank in the region, but it acts like a neighborhood bank."


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Over the last 12 months,  Citizens  Bank has  announced a series of  significant initiatives involving customers, colleagues and the community it serves. Earlier this year, Citizens completed the integration of Commonwealth Bank, introduced seven-day banking to its customers in the Philadelphia area, hired 250 new colleagues, expanded its partnership with the Philadelphia Phillies with the naming of Citizens Bank Park and announced a series of commitments under the Citizens Bank Neighborhood Investment Program of more than $135 million over several years.

"Jef McGill and his employees have built a strong neighborhood bank. Under his leadership, RMB has grown the bank to $914 million. We look forward to building on RMB employees' tremendous growth by providing value to RMB's customers and communities with this transaction," Steinour said.

The transaction, subject to customary conditions, including shareholder and regulatory approval, is expected to close in January 2004 with a conversion scheduled for first quarter of 2004.

Citizens Bank of Pennsylvania is a $23.9 billion bank with more than 360 branches, more than 625 ATMs and a convenient network of commercial banking offices throughout Pennsylvania. It also operates four retail branches and four ATMs in southern New Jersey. It has approximately 5,000 employees. Citizens Bank of Pennsylvania is a subsidiary of Citizens Financial Group, Inc., a $71 billion commercial bank holding company. It is headquartered in Providence, R.I., and has more than 825 offices, approximately 1,650 ATMs and more than 15,000 employees in seven states. It operates as Citizens Bank in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, Pennsylvania and Rhode Island. Citizens is one of the 20 largest commercial bank holding companies in the United States. Citizens is owned by The Royal Bank of Scotland Group plc. The Citizens Web site is www.citizensbank.com.

Thistle Group Holdings, Co. is a unitary thrift holding company headquartered in Philadelphia, Pennsylvania. Its principal subsidiary, Roxborough Manayunk Bank is a federally chartered stock savings bank serving customers through a network of banking offices in the counties of Philadelphia, Montgomery, Chester and Delaware in Pennsylvania, and in Wilmington, Delaware, and through its transactional Web site at RMBgo.com.

ADDITIONAL INFORMATION

Thistle Group Holdings, Co. will be filing relevant documents concerning the merger with the Securities and Exchange Commission (SEC) including a proxy statement. We urge investors to read these documents because they contain important information. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Thistle Group Holdings, Co. will be available free of charge from the Chairman of Thistle Group (John F. McGill, Jr., Chairman and CEO, Thistle Group Holdings, Co., 6060 Ridge Avenue, Philadelphia, PA

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19128,  telephone  (215)  483-2800.)  The directors  and  executive  officers of
Thistle Group Holdings, Co. may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Thistle Group Holdings, Co. and ownership of Thistle Group Holdings, Co.'s common stock is set forth in Thistle Group Holdings, Co.'s proxy statement dated March 19, 2003 as filed with the SEC. Additional information about the interests of those participants may be obtained from reading the definitive proxy statement regarding the proposed acquisition when it becomes available. Thistle Group Holdings, Co. investors should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the merger.


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